UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2008

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Company's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

As has been previously disclosed, on March 21, 2007, Hancock Fabrics, Inc. (the "Company") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Court") (Case No. 07-10353). The reorganization case is being administered under the caption "In re Hancock Fabrics, Inc., Case No. 07-10353."

As has been previously disclosed, the Company and its subsidiaries have received numerous tax assessments from the Mississippi State Tax Commission (the "Tax Commission") resulting from an audit of the Company's state income, franchise, sales and use tax returns.

The Company entered into a Stipulation and Mutual Release (the "Agreement") with the Tax Commission, the Official Committee of Unsecured Creditors and the Official Committee of Equity Security Holders.  On April 22, 2008, the Court issued an order approving the Agreement, at which point the Agreement became effective and enforceable against the parties. Pursuant to the Agreement, the Tax Commission's tax assessments have been reduced and reclassified as an aggregate priority unsecured claim of $1,500,000 (the "Revised Claim"). Pursuant to the Agreement, any payments by the Company to fulfill the Revised Claim shall be made in accordance with the terms and conditions of any plan of reorganization of the Company approved by the Court. There can be no assurance that a plan of reorganization of the Company will be agreed by the necessary parties or, if agreed, approved by the Court. The Agreement contains mutual releases among the parties to the Agreement as well as covenants not to sue on matters released.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Stipulation and Mutual Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By:  /s/ Robert W. Driskell
Name: Robert W. Driskell
Title:   Senior Vice President and Chief
Financial Officer (Principal Financial
and Accounting Officer)

Date: April 24, 2008

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Stipulation and Mutual Release